United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Complete Solaria, Inc.

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

20460L104

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 20460L104	Schedule 13G	Page 1 Of 23

1	Names of Reporting Persons The Carlyle Group Inc.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person CO

CUSIP No. 20460L104	Schedule 13G	Page 2 Of 23

1	Names of Reporting Persons Carlyle Holdings I GP Inc.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person CO

CUSIP No. 20460L104	Schedule 13G	Page 3 Of 23

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 20460L104	Schedule 13G	Page 4 Of 23

1	Names of Reporting Persons Carlyle Holdings I L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person PN

CUSIP No. 20460L104	Schedule 13G	Page 5 Of 23

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 20460L104	Schedule 13G	Page 6 Of 23

1	Names of Reporting Persons TC Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 20460L104	Schedule 13G	Page 7 Of 23

1	Names of Reporting Persons TC Group Sub L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person PN

CUSIP No. 20460L104	Schedule 13G	Page 8 Of 23

1	Names of Reporting Persons CRSEF Lux GP S.à r.l.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO

CUSIP No. 20460L104	Schedule 13G	Page 9 Of 23

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 20460L104	Schedule 13G	Page 10 Of 23

1	Names of Reporting Persons Carlyle Holdings II L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 20460L104	Schedule 13G	Page 11 Of 23

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person PN

CUSIP No. 20460L104	Schedule 13G	Page 12 Of 23

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person PN

CUSIP No. 20460L104	Schedule 13G	Page 13 Of 23

1	Names of Reporting Persons CRSEF GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 20460L104	Schedule 13G	Page 14 Of 23

1	Names of Reporting Persons CRSEF Managing GP, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Ontario, Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person PN

CUSIP No. 20460L104	Schedule 13G	Page 15 Of 23

1	Names of Reporting Persons Carlyle CRSEF Solis Aggregator, S.C.Sp.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person PN

CUSIP No. 20460L104	Schedule 13G	Page 16 Of 23

1	Names of Reporting Persons CRSEF Solis Holdings, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,107,842
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,107,842

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,107,842
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 10.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 20460L104	Schedule 13G	Page 17 Of 23

ITEM 1.	(a)	Name of Issuer:

Complete Solaria, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

45700 Northport Loop East, Fremont, CA 94538.

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

The Carlyle Group Inc.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

CG Subsidiary Holdings L.L.C.

TC Group, L.L.C.

TC Group Sub L.P.

CRSEF Lux GP S.à r.l.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.L.C.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

CRSEF GP, L.L.C.

CRSEF Managing GP, L.P.

Carlyle CRSEF Solis Aggregator, S.C.Sp.

CRSEF Solis Holdings, L.L.C.

(b)	Address or Principal Business Office:

The principal business office address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The principal business office address for CRSEF Lux GP S.à r.l. and Carlyle CRSEF Solis Aggregator, S.C.Sp. is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The principal business office address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, DC 20004-2505.

(c)	Citizenship of each Reporting Person is:

Each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is organized under the laws of the Cayman Islands. Each of CRSEF Lux GP S.à r.l. and Carlyle CRSEF Solis Aggregator, S.C.Sp. is organized under the laws of Luxembourg. CRSEF Managing GP, L.P. is organized under the laws of Ontario, Canada. Each of the remaining Reporting Persons is organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common stock, par value $0.0001 per share (“Common Stock”).

(e)	CUSIP Number:

20460L104

ITEM 3.

Not applicable.

CUSIP No. 20460L104	Schedule 13G	Page 18 Of 23

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of the date of this filing, based upon 74,467,519 shares of Common Stock outstanding as of the date of this filing, which includes: (i) 63,613,798 shares of Common Stock outstanding as of August 13, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2024; (ii) 4,901,340 shares of Common Stock issued upon exercise of a warrant beneficially owned by the Reporting Persons on October 3, 2024; and (iii) 5,952,381 shares of Common Stock issuable upon conversion of a convertible note beneficially owned by the Reporting Persons.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
The Carlyle Group Inc.	8,107,842	10.9%	0	8,107,842	0	8,107,842
Carlyle Holdings I GP Inc.	8,107,842	10.9%	0	8,107,842	0	8,107,842
Carlyle Holdings I GP Sub L.L.C.	8,107,842	10.9%	0	8,107,842	0	8,107,842
Carlyle Holdings I L.P.	8,107,842	10.9%	0	8,107,842	0	8,107,842
CG Subsidiary Holdings L.L.C.	8,107,842	10.9%	0	8,107,842	0	8,107,842
TC Group, L.L.C.	8,107,842	10.9%	0	8,107,842	0	8,107,842
TC Group Sub L.P.	8,107,842	10.9%	0	8,107,842	0	8,107,842
CRSEF Lux GP S.à r.l.	8,107,842	10.9%	0	8,107,842	0	8,107,842
Carlyle Holdings II GP L.L.C.	8,107,842	10.9%	0	8,107,842	0	8,107,842
Carlyle Holdings II L.L.C.	8,107,842	10.9%	0	8,107,842	0	8,107,842
TC Group Cayman Investment Holdings, L.P.	8,107,842	10.9%	0	8,107,842	0	8,107,842
TC Group Cayman Investment Holdings Sub L.P.	8,107,842	10.9%	0	8,107,842	0	8,107,842
CRSEF GP, L.L.C.	8,107,842	10.9%	0	8,107,842	0	8,107,842
CRSEF Managing GP, L.P.	8,107,842	10.9%	0	8,107,842	0	8,107,842
Carlyle CRSEF Solis Aggregator, S.C.Sp.	8,107,842	10.9%	0	8,107,842	0	8,107,842
CRSEF Solis Holdings, L.L.C.	8,107,842	10.9%	0	8,107,842	0	8,107,842

The amounts reported in the table above include: (i) 2,155,461 shares of Common Stock held of record by CRSEF Solis Holdings, L.L.C. and (ii) 5,952,381 shares of Common Stock issuable upon conversion of a convertible note held of record by CRSEF Solis Holdings, L.L.C.

The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities managed by CRSEF Lux GP S.à r.l., is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole shareholder of CRSEF Lux GP S.à r.l., which is a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp.

CUSIP No. 20460L104	Schedule 13G	Page 19 Of 23

The Carlyle Group Inc. is also the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities managed by CRSEF Managing GP, L.P., is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CRSEF GP, L.L.C., which is the general partner of CRSEF Managing GP, L.P., which is also a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp.

Carlyle CRSEF Solis Aggregator, S.C.Sp. is the managing member of CRSEF Solis Holdings, L.L.C. Accordingly, each of the entities named above may be deemed to share beneficial ownership of the securities held of record by CRSEF Solis Holdings, L.L.C. Each of them disclaims any such beneficial ownership of such securities.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

CUSIP No. 20460L104	Schedule 13G	Page 20 Of 23

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 12, 2024

The Carlyle Group Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John Redett
Title:	Chief Financial Officer

Carlyle Holdings I GP Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John Redett
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings I GP Sub L.L.C.

By:	Carlyle Holdings I GP Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John Redett
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings I L.P.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John Redett
Title:	Managing Director

CG Subsidiary Holdings L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John Redett
Title:	Managing Director

TC Group, L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John Redett
Title:	Managing Director

CUSIP No. 20460L104	Schedule 13G	Page 21 Of 23

TC Group Sub L.P.

By:	TC Group, L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John Redett
Title:	Managing Director

CRSEF Lux GP S.à r.l.

By:	/s/ Daniel Fischbach
Name:	Daniel Fischbach
Title:	Manager

By:	/s/ Sabine Belair
Name:	Sabine Belair
Title:	Manager

Carlyle Holdings II GP L.L.C.

By:	The Carlyle Group Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John C. Redett
Title:	Chief Financial Officer

Carlyle Holdings II L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John C. Redett
Title:	Managing Director

TC Group Cayman Investment Holdings, L.P.

By:	CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John C. Redett
Title:	Managing Director

TC Group Cayman Investment Holdings Sub L.P.

By:	TC Group Cayman Investment Holdings, L.P., its general partner
By:	CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	John C. Redett
Title:	Managing Director

CUSIP No. 20460L104	Schedule 13G	Page 22 Of 23

CRSEF GP, L.L.C.

By:	/s/ Sanket Patel
Name:	Sanket Patel
Title:	Vice President

CRSEF Managing GP, L.P.

By:	CRSEF GP, L.L.C., its general partner

By:	/s/ Sanket Patel
Name:	Sanket Patel
Title:	Vice President

Carlyle CRSEF Solis Aggregator, S.C.Sp.

By:	CRSEF Managing GP, L.P., its general partner
By:	CRSEF GP, L.L.C., its general partner

By:	/s/ Sanket Patel
Name:	Sanket Patel
Title:	Vice President

And by: CRSEF Lux GP S.à r.l., its general partner

By:	/s/ Daniel Fischbach
Name:	Daniel Fischbach
Title:	Manager

By:	/s/ Sabine Belair
Name:	Sabine Belair
Title:	Manager

CRSEF Solis Holdings, L.L.C.

By:	Carlyle CRSEF Solis Aggregator, S.C.Sp., its managing member

By:	CRSEF Managing GP, L.P., its general partner
By:	CRSEF GP, L.L.C., its general partner

By:	/s/ Sanket Patel
Name:	Sanket Patel
Title:	Vice President

And by: CRSEF Lux GP S.à r.l., its general partner

By:	/s/ Daniel Fischbach
Name:	Daniel Fischbach
Title:	Manager

By:	/s/ Sabine Belair
Name:	Sabine Belair
Title:	Manager

CUSIP No. 20460L104	Schedule 13G	Page 23 Of 23

LIST OF EXHIBITS

Exhibit No.	Description
24	Power of Attorney (previously filed).
99	Joint Filing Agreement (previously filed).